Exhibit 99.1

WCI Communities Announces Second Quarter 2014 Results – New Orders Grow by 33%

Bonita Springs, Fla, August 5, 2014 — WCI Communities, Inc. (NYSE: WCIC), a lifestyle community developer and luxury homebuilder, today announced results for its second quarter ended June 30, 2014.

Second Quarter 2014 Highlights and Comparisons to Second Quarter 2013

•	New orders of 195, up 32.7%

¡	Contract value of new orders of $93.6 million, up 33.5%

•	Deliveries of 143, up 17.2%

¡	Revenues from homes delivered of $60.9 million, up 13.2%

•	Backlog units totaling 433, up 27.0%

¡	Backlog contract value of $230.0 million, up 43.9%

¡	Average selling price in backlog of $531,000, up 13.2%

•	Adjusted gross margin from homes delivered of 30.1%

•	Income from operations before income taxes of $7.2 million and earnings per diluted share of $0.17

•	Active selling neighborhood count of 28, up 27.3%

•	Contract cancellation rate of 3.0%, down 30 basis points

•	Acquired approximately 1,300 home sites for $69.9 million in five master planned communities

¡	Contracted for property for approximately 1,400 additional home sites

¡	Approximately 10,300 owned and controlled home sites, up 26%

Six Months Ended June 30, 2014 Highlights and Comparisons to Prior Year

•	New orders of 400, up 39.4%

¡	Contract value of new orders of $194.7 million, up 51.0%

¡	Average selling price per new order of $487,000, up 8.5%

•	Deliveries of 260, up 29.4%

¡	Revenues from homes delivered of $108.9 million, up 29.6%

•	Selling, general and administrative (“SG&A”) expenses as a percentage of Homebuilding revenues improved by 290 basis points

Management Comments

Keith Bass, the Company’s President and Chief Executive Officer commented, “In the second quarter of 2014, we continued our momentum with strong new order and deliveries growth. New order activity was solid across each buyer segment, with an average new order price of $480,000. In addition, we closed on approximately 1,300 home sites and contracted for property with the potential for an additional 1,400 home sites which we believe will allow us to continue to expand the business, grow our neighborhood count, efficiently leverage overhead costs and increase profitability.” Mr. Bass added, “Given our strong balance sheet and ample liquidity, we remain focused on executing our growth strategy and benefiting from the favorable trends in the Florida markets.”

Second Quarter 2014 Results

New orders during the second quarter of 2014 increased 32.7% to 195 homes and the contract value of new orders was $93.6 million for the second quarter, an increase of 33.5% from the prior year period. Incentives as a percentage of base price on new orders remained flat at 3.1% year over year. Additionally, the active selling neighborhood count at quarter end increased by 27.3% to 28 neighborhoods compared to the second quarter of 2013.

The Company generated total revenues of $93.0 million for the quarter ended June 30, 2014, an increase of $9.7 million, or 11.6%, compared to $83.3 million in the second quarter of 2013. The increase was primarily due to a 13.2% improvement in our Homebuilding segment revenues, which was driven by an increase in deliveries, partially offset by a decrease in average selling price. Additionally, revenues from our Real Estate Services segment grew 10.4% year-over-year.

Revenues from homes delivered for the second quarter of 2014 were $60.9 million, an increase of 13.2% from the prior year period. The Company delivered 143 homes in the second quarter, an increase of 21 units, or 17.2% from the prior year period. The average selling price per home delivered was $426,000, a decrease of 3.4% from the prior year period, primarily attributable to shifting product mix. Adjusted gross margin from homes delivered, a non-GAAP financial measure, was 30.1% in the second quarter of 2014.

As of June 30, 2014, backlog contract value was $230.0 million, an increase of $70.2 million, or 43.9% from the prior year. The average selling price of backlog units was $531,000, an increase of 13.2% from the prior year. The increase in backlog contract value was due to the varying product mix.

For the quarter ended June 30, 2014, income from operations before income taxes was $7.2 million, compared to $8.8 million in the prior year period. Net income attributable to common shareholders was $4.3 million, or $0.17 per diluted share, compared to $8.2 million, or $0.45 per diluted share in the prior year period. The second quarter of 2014 included $3.0 million of income tax expense, whereas there was no income tax expense in the prior year period. In addition, the decrease from the prior year period is also attributable to a decrease in Real Estate Services gross margin and other income, whereby the prior year included items related to favorable legal settlements and reductions in legal reserves.

Financing Activities

In the second quarter of 2014, the Company completed the issuance of an additional $50 million in aggregate principal amount of its 6.875% Senior Notes due 2021 in a private offering. The Company intends to use the net proceeds from the offering of approximately $50.2 million for general corporate purposes, including the acquisition and development of land and home construction.

Conference Call

As previously announced, the Company will host a conference call to discuss second quarter 2014 results before the market opens on Tuesday, August 5, 2014 at 8:30 a.m. (ET). A slide presentation for the call will be available on the Investors section of the Company’s website at investors.WCICommunities.com. The conference call can be accessed live over the phone by dialing (877) 407-0784, or for international callers, (201) 689-8560. A replay will be available approximately three hours after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for both the live call and the replay is 13586057. The replay will be available until 11:59 p.m. (ET) on August 19, 2014.

Investors and other interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at investors.WCICommunities.com. The on-line replay will be available for a limited time beginning approximately two hours following the call.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Adjusted gross margin from homes delivered. The reasons for the use of these measures, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited consolidated financial statements.

About WCI Communities, Inc.

WCI Communities is a lifestyle community developer and luxury homebuilder of single- and multi-family homes in most of coastal Florida’s highest growth and largest markets. With a legacy that spans more than 60 years, WCI Communities has an established expertise in developing amenity rich, lifestyle oriented master-planned communities, catering to move-up, active adult and second-home buyers. Headquartered in Bonita Springs, Florida, WCI Communities is a fully integrated homebuilder and developer with complementary real estate brokerage and title services businesses.

To learn more about WCI Communities, please visit the Company’s website at www.WCICommunities.com.

Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. These forward-looking statements include, but are not limited to, statements we make regarding our ability to leverage overhead costs and increase profitability, our expectations with respect to future growth, and market conditions. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. Actual results could differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: a slowing or reversal of the recovery of the housing market, either on a national level or in Florida; changing local and economic conditions and the cyclical nature of the housing business; rising levels of unemployment; substantial increases in mortgage interest rates, the unavailability of mortgage financing or changes in tax laws which make home ownership more expensive or less attractive; and poor weather conditions or natural disasters. For more information concerning these and other important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on February 27, 2014 and subsequent filings by the Company. As you read and consider this press release, you should understand that the forward-looking statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those expressed or implied in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

WCI Communities, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2014	December 31, 2013
	(unaudited)
Assets
Cash and cash equivalents	$201,542	$213,352
Restricted cash	12,302	8,911
Notes and accounts receivable	5,251	7,107
Real estate inventories	384,662	280,293
Property and equipment, net	25,122	24,479
Other assets	19,537	18,101
Income tax receivable	83	77
Deferred tax assets, net of valuation allowances	121,050	125,646
Goodwill	7,520	7,520

Total assets	$777,069	$685,486

Liabilities and Equity
Accounts payable and other liabilities	$75,367	$54,920
Customer deposits	33,163	20,702
Senior notes, including unamortized premium of $1,250 at June 30, 2014	251,250	200,000

Total liabilities	359,780	275,622

WCI Communities, Inc. shareholders’ equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 25,824,734 shares issued and 25,787,999 shares outstanding at June 30, 2014; 25,795,072 shares issued and 25,768,035 shares outstanding at December 31, 2013	258	258
Additional paid-in capital	300,253	298,530
Retained earnings	114,802	108,984
Treasury stock, at cost, 36,735 shares at June 30, 2014 and 27,037 shares at December 31, 2013	(374)	(196)

Total WCI Communities, Inc. shareholders’ equity	414,939	407,576
Noncontrolling interests in consolidated joint ventures	2,350	2,288

Total equity	417,289	409,864

Total liabilities and equity	$777,069	$685,486

WCI Communities, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Homebuilding	$60,918	$53,761	$108,913	$84,252
Real estate services	26,499	23,962	44,962	40,391
Amenities	5,542	5,614	12,864	12,428

Total revenues	92,959	83,337	166,739	137,071

Cost of Sales
Homebuilding	43,869	36,973	78,417	57,629
Real estate services	25,004	22,074	43,586	38,106
Amenities	6,079	6,196	12,895	12,630

Total cost of sales	74,952	65,243	134,898	108,365

Gross margin	18,007	18,094	31,841	28,706

Other income, net	(63)	(1,011)	(428)	(1,220)
Selling, general and administrative expenses	10,670	9,564	20,992	18,728
Interest expense	187	729	685	1,614

	10,794	9,282	21,249	19,122

Income from operations before income taxes	7,213	8,812	10,592	9,584
Income tax (expense) benefit	(2,974)	—	(4,634)	85

Net income	4,239	8,812	5,958	9,669
Net loss (income) attributable to noncontrolling interests	99	94	(140)	(177)

Net income attributable to WCI Communities, Inc.	4,338	8,906	5,818	9,492
Preferred stock dividend	—	(700)	—	(700)

Net income attributable to common shareholders of WCI Communities, Inc.	$4,338	$8,206	$5,818	$8,792

Earnings per share attributable to common shareholders of WCI Communities, Inc.:
Basic	$0.17	$0.45	$0.22	$0.49

Diluted	$0.17	$0.45	$0.22	$0.49

Weighted average number of shares of common stock outstanding:
Basic	26,020	18,045	26,017	18,045

Diluted	26,278	18,084	26,255	18,074

WCI Communities, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2014	2013
Operating activities
Net income	$5,958	$9,669
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance costs	398	278
Amortization of debt discounts	—	208
Depreciation	1,232	1,008
Provision for bad debts	108	247
Loss on sale of property and equipment	—	1
Deferred income tax expense	4,634	—
Non-cash long-term incentive compensation expense	—	1,992
Stock-based compensation expense	1,685	40
Changes in assets and liabilities:
Restricted cash	(3,391)	3,922
Notes and accounts receivable	1,748	2,735
Real estate inventories	(105,394)	(89,429)
Other assets	(769)	(1,672)
Income tax receivable	(6)	16,746
Accounts payable and other liabilities	(786)	2,987
Customer deposits	12,461	6,323

Net cash used in operating activities	(82,122)	(44,945)

Investing activities
Distributions of capital from an unconsolidated joint venture	—	577
Additions to property and equipment	(1,801)	(875)

Net cash used in investing activities	(1,801)	(298)

Financing activities
Proceeds from the issuance of senior notes	51,250	—
Accrued interest received from senior noteholders	1,251	—
Payments of debt issuance costs	(869)	(385)
Proceeds from the sale of community development district bonds	21,673	—
Payments of community development district obligations	(936)	(234)
Payment of preferred stock dividend	—	(700)
Purchases of treasury stock	(178)	—
Distribution to noncontrolling interests	(78)	—

Net cash provided by (used in) financing activities	72,113	(1,319)

Net decrease in cash and cash equivalents	(11,810)	(46,562)
Cash and cash equivalents at the beginning of the period	213,352	81,094

Cash and cash equivalents at the end of the period	$201,542	$34,532

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided information in this press release relating to adjusted gross margin from homes delivered, EBITDA and Adjusted EBITDA (as defined below).

Adjusted Gross Margin from Homes Delivered

We calculate adjusted gross margin from homes delivered by subtracting the gross margin from land and home sites, if any, from Homebuilding gross margin to arrive at gross margin from homes delivered. Adjusted gross margin from homes delivered is calculated by adding asset impairments, if any, and capitalized interest in cost of sales to gross margin from homes delivered. Management uses adjusted gross margin from homes delivered to evaluate operating performance in our Homebuilding segment and in making strategic decisions regarding sales price, construction and development pace, product mix and other operating decisions. We believe that adjusted gross margin from homes delivered is relevant and useful to investors and other interested parties for evaluating our comparative operating performance from period to period and among companies within the homebuilding industry as it is reflective of overall profitability during any given reporting period. This measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures when evaluating our operating performance. Although other companies in the homebuilding industry report similar information, the methods used by such companies may differ from our methodology and, therefore, may not be comparable. We urge investors and other interested parties to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments to such amounts before comparing our measures to those of such other companies.

The table below reconciles adjusted gross margin from homes delivered to the most directly comparable GAAP financial measure, Homebuilding gross margin, for the periods presented herein.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	($ in thousands)
Homebuilding gross margin	$17,049	$16,788	$30,496	$26,623
Less: gross margin (loss) from land and home sites	—	(34)	—	35

Gross margin from homes delivered	17,049	16,822	30,496	26,588
Add: capitalized interest in cost of sales	1,282	1,070	2,267	1,563

Adjusted gross margin from homes delivered	$18,331	$17,892	$32,763	$28,151

Gross margin from homes delivered as a percentage of revenues from homes delivered	28.0%	31.3%	28.0%	31.6%

Adjusted gross margin from homes delivered as a percentage of revenues from homes delivered	30.1%	33.3%	30.1%	33.5%

EBITDA and Adjusted EBITDA

Adjusted EBITDA measures performance by adjusting net income (loss) attributable to common shareholders of WCI Communities, Inc. to exclude, if any, interest expense, capitalized interest in cost of sales, income taxes, depreciation (‘‘EBITDA’’), preferred stock dividends, income from discontinued operations, other income, stock-based and other non-cash long-term incentive compensation expense, asset impairments and expenses related to early repayment of debt. We believe that the presentation of Adjusted EBITDA provides useful information to investors and other interested parties regarding our results of operations because it assists those parties and us when analyzing and benchmarking the performance and value of our business. We also believe that Adjusted EBITDA is useful as a measure of comparative operating performance from period to period and among companies in the homebuilding industry as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effect of our capital structure (such as preferred stock dividends and interest expense), asset base (primarily depreciation), items outside of our control (primarily income taxes) and the volatility related to the timing and extent of non-operating activities (such as discontinued operations and asset impairments). Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and income taxes, necessary to operate our business. Adjusted EBITDA and EBITDA should be considered in addition to, and not as substitutes for, net income (loss) in accordance with GAAP as a measure of performance. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. Our EBITDA-based measures have limitations as analytical tools and, therefore, investors and other interested parties should not consider them in isolation or as substitutes for analyses of our results as reported under GAAP. Some such limitations are:

•	they do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations;

•	they are not adjusted for all non-cash income or expense items that are reflected in our consolidated statements of cash flows;

•	they do not reflect the interest expense necessary to service our debt; and

•	other companies in our industry may calculate these measures differently than we do, thereby limiting their usefulness as comparative measures.

Because of these limitations, our EBITDA-based measures are not intended to be alternatives to net income (loss), indicators of our operating performance, alternatives to any other measure of performance in conformity with GAAP or alternatives to cash flow provided by operating activities as measures of liquidity. Investors and other interested parties should therefore not place undue reliance on our EBITDA-based measures or ratios calculated using those measures. Our GAAP-based measures can be found in our unaudited consolidated financial statements in Item 1 of the Quarterly Report on Form 10-Q that we plan to file with the Securities and Exchange Commission on or before August 8, 2014.

The table below reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income attributable to common shareholders of WCI Communities, Inc., for the periods presented herein.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	($ in thousands)
Net income attributable to common shareholders of WCI Communities, Inc.	$4,338	$8,206	$5,818	$8,792
Interest expense	187	729	685	1,614
Capitalized interest in cost of sales (1)	1,282	1,070	2,267	1,563
Income taxes (2)	2,974	—	4,634	(85)
Depreciation	644	545	1,232	1,008

EBITDA	9,425	10,550	14,636	12,892
Preferred stock dividend (3)	—	700	—	700
Other income, net (4)	(63)	(1,011)	(428)	(1,220)
Stock-based and other non-cash long-term incentive compensation expense (5)	873	448	1,685	2,032

Adjusted EBITDA	$10,235	$10,687	$15,893	$14,404

Adjusted EBITDA margin	11.0%	12.8%	9.5%	10.5%

(1)	Represents capitalized interest expensed in cost of sales on home deliveries and land and home site sales.

(2)	Represents the Company’s income taxes as reported in its unaudited consolidated statements of operations.
(3)	Represents a reduction in income available to common shareholders of WCI Communities, Inc. during the three and six months ended June 30, 2013 pertaining to a payment of $0.7 million that we made in April 2013 to purchase the one outstanding share of our Series B preferred stock. In accordance with Accounting Standards Codification 260, Earnings Per Share, paragraph 10-S99-2, the difference between the consideration transferred to our preferred stock shareholder and the corresponding book value has been characterized as a preferred stock dividend in the Company’s unaudited consolidated statements of operations and deducted from net income to arrive at net income attributable to common shareholders of WCI Communities, Inc.
(4)	Represents the Company’s other income, net as reported in its unaudited consolidated statements of operations.
(5)	Represents expenses recorded in the Company’s unaudited consolidated statements of operations related to its stock-based and other non-cash long-term incentive compensation plans.

Investor Relations Contact:

Scott Bowles – ir@wcicommunities.com – (239) 498-8481